                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        OLD SECOND BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            OLD SECOND BANCORP, INC.
            37 South River Street, Aurora, IL. 60507 (630) 892-0202

      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 18, 2000.

                TO THE STOCKHOLDERS OF OLD SECOND BANCORP, INC.

The Annual Meeting of Stockholders of Old Second Bancorp, Inc., will be held on Tuesday, April 18, 2000, at 11:00 a.m., Central Time, at the Corporation's premises at 37 South River Street, Aurora, Illinois, for the following purposes:

     1. The election of three directors to serve for a term of three years each; and the election of a director to serve for a term of one year. The Board of Directors' nominees are listed in the Proxy Statement;

     2. The ratification and approval of the selection of Ernst & Young, L.L.P., as the Corporation's independent accountants for the fiscal year ending December 31, 2000; and

     3. The transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors of the Corporation has fixed the close of business on March 1, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and at any and all postponements or adjournments thereof.

                                              By Order of the Board of Directors

                                              /s/ James Bension

                                              James Benson
                                              Chairman

                                              /s/ William Skoglund

                                              William Skoglund
                                              Chief Executive Officer
                                              and President
Aurora, Illinois
March 14, 2000

                             YOUR VOTE IS IMPORTANT
Even if you plan to attend the meeting in person, please date, sign and return your proxy in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

                            OLD SECOND BANCORP, INC.
             37 South River Street, Aurora, IL. 60507 (630) 892-0202

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Old Second Bancorp, Inc., a Delaware corporation, 37 South River Street, Aurora, Illinois 60507, of proxies to be used at the Annual Meeting of Stockholders of the Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on April 18, 2000, at 11:00 a.m., central time, and at any and all postponements or adjournments thereof.

A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted: (i) for the election of the nominees for director named below; (ii) for the ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants for the fiscal year ending December 31, 2000; and (iii) in the discretion of the named proxies upon such other matters as may properly come before the meeting or at any postponement or adjournment thereof.

In order to be elected as a director, a nominee must receive a plurality of the votes cast at the meeting for the election of directors. Since the four nominees receiving the largest number of affirmative votes will be elected, shares represented by proxies which are marked "withhold authority" or "abstain" will have no effect on the outcome of the election. Ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants requires the affirmative vote of at least a majority of the votes cast at the meeting on such matter. Shares represented by proxies which are marked "abstain" as to any such matter will be counted as votes cast, which will have the same effect as a negative vote on such matter. Proxies relating to "street name" shares which are not voted by brokers on one matter will be treated as shares present for purposes of determining the presence of a quorum but will not be treated as votes cast as to such matter not voted upon.

A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1999, which includes audited financial statements is enclosed. This Proxy Statement was mailed to stockholders on or about March 14, 2000.

               COMPLIANCE WITH SECTION 16 (A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the directors and officers to file reports of ownership and changes in ownership of the Corporation's Common Stock with the Securities and Exchange Commission. The Corporation is required to disclose in this proxy statement any late filings of those reports made by its directors and executive officers in fiscal 1999. Under the Section 16(a) rules and subject to certain exceptions, directors and executive officers are required to file a Form 4 on or before the tenth day after the end of the month in which a change in beneficial ownership has occurred. There are no delinquent filings to report for the fiscal year ended December 31, 1999.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only holders of Common Stock of record at the close of business on March 1, 2000, will be entitled to vote at the Annual Meeting of Stockholders. At such date, the Corporation had outstanding 5,943,326 shares of Common Stock. Each share of Common Stock entitled the holder to one vote upon each matter to be voted at the meeting.

To the best of the knowledge of the Corporation, no person, other than the Trust Department of The Old Second National Bank of Aurora ("Old Second"), owned beneficially more than 5% of the outstanding voting securities of the Corporation as of December 31, 1999.


----------------------------------------- --------------------------------------------------------------
Name & Address                            Number and Percent of Shares
                                          Beneficially Owned
----------------------------------------- --------------------------------------------------------------
Old Second Bancorp, Inc.                  458,936 (7.7%) of the
Profit Sharing Plan & Trust               Corporation's Common
37 South River Street                     Stock
Aurora, Illinois 60507
----------------------------------------- --------------------------------------------------------------


In addition, as of December 31, 1999, Old Second held in its Trust Department, in various fiduciary capacities (other than as trustee of the Corporation's Profit sharing Plan and Trust) 651,951 shares of the Corporation's Common Stock, (10.9% of the total outstanding shares). Old Second had full voting power with respect to 357,241 of such shares (6.0 % of the total outstanding shares) and no voting power with respect to the remaining shares. Old Second had full investment power with respect to 167,070 shares (2.8% of the total outstanding shares) and shared investment power with respect to 180,995 shares (3.0% of the total outstanding shares).

The following table sets forth information as of December 31, 1999, with respect to the ownership of shares of the Corporation's Common Stock held by each director, director nominee, each executive officer and all directors, and executive officers of the Corporation as a group based upon information received from such persons.


--------------------------------------------------------------------------------
                                            CORPORATION COMMON STOCK
                                            BENEFICIALLY OWNED (1)
NAME                                        NUMBER OF SHARES       PERCENTAGE
--------------------------------------------------------------------------------
Walter Alexander                              38,784                   0.66%
James Benson                                 116,257                   1.96%
Marvin Fagel                                   8,752                   0.15%
William Kane(2)                                4,000                   0.07%
Kenneth Lindgren                              30,900                   0.52%
Jesse Maberry                                 11,810                   0.20%
Gary McCarter                                  1,382                   0.03%
D. Chet McKee                                 10,832                   0.19%
William Meyer                                 20,139                   0.34%
Gerald Palmer                                  1,000                   0.02%
James Carl Schmitz(3)                        262,820                   4.43%
Larry Schuster                                27,400                   0.47%
William B. Skoglund(4)                        33,253                   0.56%
George Starmann III(5)                        23,276                   0.40%

All Directors, Director Nominees
Executive Officers as a group (15 persons)   591,105                      9.95%


1 Includes ownership of securities by spouse (even though any beneficial interest is disclaimed), and in the Corporation's Profit Sharing Plan and Trust and the Corporation's Salary Savings Plan.

2 Mr. Kane was appointed by the Board of Directors to fill the unexpired term of Joanne Hansen, who resigned as of September 14, 1999.

3 The number of shares for Mr. Schmitz includes shares held in the Schmitz Family Trusts over which Mr. Schmitz has voting control.

4    Includes 16,967 shares issuable pursuant to options held by Mr. Skoglund.

5    Includes 15,500 shares issuable pursuant to options held by Mr. Starmann
     III.

                              ELECTION OF DIRECTORS

Under the Corporation's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, approximately equal in number. Each year the stockholders are asked to elect the member of a class for a term of three years. This year three nominees named below have been recommended for election as directors for a term ending at the Annual Meeting in 2003 or until their successors are elected, and one nominee named below has been recommended for election as a director for a term ending at the Annual Meeting in 2001 or until his successor is elected. The different terms for the nominees this year is necessary to have three Director classes approximately equal in number.

The Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any such nominees are not available for election, proxies may be voted for the election of other persons selected by the Board of Directors.

Mrs. Joanne Hansen resigned from the Board of Directors as of September 14, 1999. Her term as director was to terminate in 2002. At this time, the Board of Directors has appointed William Kane to take Mrs. Hansen's place on the Board of Directors. The Corporation acknowledges Mrs. Hansen's years of service and expresses appreciation for her significant contribution.

                                DIRECTOR NOMINEES


-------------------------------- --------- -----------------------------------------------------------------
NAME                               AGE     PRINCIPAL OCCUPATION(1),(2)
-------------------------------- --------- -----------------------------------------------------------------
Gary McCarter(3)                 63        Retired, Vice President, Farmers Insurance (1988).

D. Chet McKee                    60        President and CEO, Rush Copley Medical Center (1978).

Gerald Palmer                    54        Vice President/General Manager Caterpillar Inc.,
                                           Construction equipment manufacturer (1998).

James Carl Schmitz               51        Tax Consultant, previously Director of Taxes with H.B. Fuller
                                           Company (1998) and previously tax
                                           specialist with KPMG LLP (1999).
-------------------------------- --------- -----------------------------------------------------------------


1. Unless otherwise indicated, each director nominee has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated.

2. The date shown in parentheses refers to the year originally elected or appointed to the Board of Directors of Old Second or the Corporation. Pursuant to reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.

3.   The term for this Director nominee will be for one year.

                              CONTINUING DIRECTORS


--------------------------------------------------------------------------------------------------------------------
NAME                                  AGE                           PRINCIPAL OCCUPATION(1),(2)
--------------------------------------------------------------------------------------------------------------------
Walter Alexander             (3)   65         President, Alexander Lumber Co., Lumber & building material sales.
                                              (1976)

James Benson                 (4)   69         Chairman of the Board of the Corporation  (1971).

Marvin Fagel                 (4)   52         President, Aurora Packing Co., Chairman of the Board & CEO New City
                                              Packing Co., a meat packing co. (1996).

William Kane                 (4)   49         Partner, Label Printers, Inc. a printing company (1999).

Kenneth Lindgren             (4)   59         President, Daco Incorporated, contract manufacturer of machined components. (1990)

Jesse Maberry                (4)   56         Treasurer, Aurora Bearing Company, manufacturer of rod end and spherical bearings (1985).

William Meyer                (3)   52         President, William F. Meyer Co., a wholesale plumbing supply
                                              Company, (1995).

Larry Schuster               (3)   59         Chairman, Westside Mechanical Inc., mechanical contractor (1990)

William Skoglund             (3)   49         President and CEO of the Corporation, President and CEO of Old
                                              Second (1992).

George Starmann III          (3)   56         Executive Vice President and Secretary of the Corporation, Executive
                                              Vice President and Senior Trust Officer of Old Second (1995).

--------------------------------------------------------------------------------------------------------------------


1 Unless indicated otherwise, each director has been employed in his principal occupation with the same organization or other responsible position with the same organization for at least the last five years, or is retired after having served in responsible positions with the organization indicated.

2 The date shown in parentheses refers to the year originally elected or appointed to the Board of Directors of Old Second or the Corporation. Pursuant to a reorganization in 1982, Old Second became a wholly-owned subsidiary of the Corporation. Each director has served continuously since the date indicated.

3    Serves as director until 2001.

4    Serves as director until 2002.

Walter Alexander, a director of the Corporation, is also a director of Wausau-Mosinee Paper Corporation, a corporation with a class of securities registered pursuant to Section 12 of the Exchange Act. Gerald Palmer, a director-nominee of the Corporation, is also a director of JLG Industries, a corporation with a class of securities registered pursuant to Section 12 of the Exchange Act.

Upon attaining age 70, an elected director assumes the status of a Senior Director for a period of three years. Every Senior Director has a right to attend all Board of Director meetings and Board of Director Committee meetings to which they are appointed and to participate in all discussions during such meetings. However, a Senior Director does not have the right to vote on any matter. Currently there are no Senior Directors on the Board of Directors.

The Board of Directors of the Corporation has established Audit and Nominating Committees, as well as other committees, to assist in the discharge of its responsibilities. The principal responsibilities of the Audit and Nominating Committees are described below. The members of each committee serve on the respective committees during the period between annual stockholders' meetings. The Corporation does not have a Compensation Committee, since compensation levels are determined by the Board of Directors of each subsidiary of the Corporation. The Corporation's executive officers also are executive officers of Old Second, and are compensated by Old Second rather than the Corporation; accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second.

The members of the Corporation's Audit Committee during 1999 were Messrs. Alexander, Kane (as of September, 1999), McCarter, McKee, and Fagel. Effective December 14, 1999, Mr. Fagel became a member of the Trust Committee of the Board and no longer serves on the Audit Committee. The Audit Committee reviews with representatives of the independent accountants the auditing arrangements and scope of the independent accountants' examination of the books, results of those audits, their fees, and any problems identified by the independent accountants regarding internal controls and their recommendations. The committee is also prepared to meet privately at any time at the request of the independent accountants, the internal auditors, or members of the Corporation's management to review any special situation arising on any of the above subjects. The committee met six times during 1999.

The members of the Corporation's Nominating Committee during 1999 were Messrs. Alexander, Benson, Lindgren, Maberry, McKee, Schuster, Skoglund and Starmann. The committee reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating Committee will consider suggestions from all sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Corporation. The committee met once during 1999.

The Board of Directors of the Corporation held 12 meetings during 1999. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting. During 1999, all of the directors attended at least 75% of the aggregate of the Corporation's Board of Directors meetings and meetings of the committees on which they served.

All persons who serve as directors of the Corporation also serve as directors of Old Second. No fees are paid by the Corporation to the directors in their capacity as directors of the Corporation, and no fees are paid by Old Second to employee directors in their capacity as directors of Old Second. During 1999, Old Second paid directors' fees to non-employee directors which consisted of a $3,500 annual retainer fee, $250 for each Board of Director meeting attended, and $200 for each committee meeting attended.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid for the fiscal years ended December 31, 1999, 1998, and 1997 to those persons who were at December 31, 1999: (i) the chief executive officer and (ii) the other executive officers of the Corporation whose annual salary exceeded $100,000. The Corporation has adopted a bonus program for its executives in 1999. However, such bonus payments will not be made until fiscal 2000.

                           SUMMARY COMPENSATION TABLE


                                            ANNUAL            LONG-TERM
                                            COMPENSATION      COMPENSATION
                                            ------------      ------------
                                                              AWARDS
                                                              ------
------------------------------------------------------------------------------------------------------------
NAME AND                            YEAR   SALARY ($)(1) OTHER ANNUAL      SECURITIES      ALL OTHER
PRINCIPAL POSITION                                       COMPENSATION      UNDERLYING      COMPENSATION ($)(2)
                                                         ($)(3)            OPTIONS (#)
------------------------------------------------------------------------------------------------------------
JAMES BENSON                       1999    $108,750      $5,428            -0-             $ -0-
Chairman of the Board of the       1998    $115,165                        -0-             $ -0-
Corporation and Retired            1997    $102,034                        -0-             $ -0-
Chief Executive Officer of
the Corporation.

WILLIAM B. SKOGLUND                1999    $258,822      $5,332            8,500           $16,511
President & Chief Executive        1998    $227,633                        8,000           $14,796
Officer of the Corporation;        1997    $191,235                        6,600           $13,145
President & Chief Executive
Officer of Old Second
------------------------------------------------------------------------------------------------------------



                     SUMMARY COMPENSATION TABLE (CONTINUED)

                                            ANNUAL            LONG-TERM
                                            COMPENSATION      COMPENSATION
                                            ------------      ------------
                                                              AWARDS
                                                              ------
------------------------------------------------------------------------------------------------------------
NAME AND                           YEAR   SALARY ($)(1)  OTHER ANNUAL      SECURITIES     ALL OTHER
PRINCIPAL POSITION                                       COMPENSATION      UNDERLYING     COMPENSATION
                                                         ($)(3)            OPTIONS (#)    ($)(2)
------------------------------------------------------------------------------------------------------------
J. DOUGLAS CHEATHAM(4)             1999    $93,750        -0-               2,500          $25,000(5)
Chief Financial Officer of the
Corporation

GEORGE STARMANN III               1999    $208,281       $12,344           5,000          $14,457
Executive Vice President &        1998    $195,325                         6,300          $13,476
Secretary of the Corporation;     1997    $173,435                         6,300          $11,951
Executive Vice President &
Senior Trust Officer of Old
Second.

------------------------------------------------------------------------------------------------------------


1. Salary amounts for Mr. Benson include director fees received from the Corporation's subsidiaries in the amounts of $28,750, $37,750, and $34,100 for the years 1999, 1998, and 1997 respectively. Salary amounts for Mr. Skoglund include director fees received from the Corporation's subsidiaries in the amounts of $16,800 for 1999, $14,950 for 1998, and $1,800 for 1997.
     Salary amounts for Mr. Starmann include director fees received from the Corporation's subsidiary Mortgage Company of $3,600 for 1999.

2. The amounts shown for 1999 represent the contribution to (i) the Corporation's qualified Profit Sharing Plan and Trust in the amounts of $8,800.00 each for Messrs. Skoglund and Starmann.; (ii) the Corporation's Salary Savings Plan in the amount of $3,200 each for Messrs. Skoglund and Starmann, as vested and accrued during 1999; and (iii) the Corporation's. nonqualified Supplemental Executive Retirement Plan ("SERP") in the amounts of $4,511 and $2,457 for Messrs. Skoglund and Starmann, respectively.

3.   Included in column "Other Annual Compensation" is a car allowance.

4. J. Douglas Cheatham was named Chief Financial Officer of the Corporation on May 17, 1999.

5. This amount represents a signing bonus, as part of Mr. Cheatham's Employment Agreement.

                                  OPTION GRANTS

   The following table provides information about stock options granted during 1999 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR*

                                INDIVIDUAL GRANT




                                        PERCENT OF                                      POTENTIAL REALIZABLE
                                       TOTAL OPTIONS                                    VALUE AT ASSUMED
                                         GRANTED TO                                     ANNUAL RATES OF STOCK
                               EMPLOYEES IN     EXERCISE                                PRICE APPRECIATION
                           OPTIONS       FISCAL        PRICE         EXPIRATION         FOR OPTION TERM
NAME                       GRANTED #      YEAR         ($/SHARE)     DATE               5%          10%
-------------------------- ------------ -------------- ------------- ------------- ----------- -------------

J. Douglas Cheatham        2,500        8.16           $27.875       12/08/09      $ 43,826    $111,064
William B. Skoglund        8,500        27.77          $27.875       12/08/09      $149,009    $377,617
George Starmann III        5,000        16.33          $27.875       12/08/09      $ 87,652    $222,128
-------------------------- ------------ -------------- ------------- ------------- ----------- -------------


*Messrs. Cheatham, Skoglund and Starmann received the 1999 options on December 14, 1999. One third of the options granted vest and become exercisable on each of the first three anniversaries of their grant date.

--------------------------------------------------------------------------------

                       STOCK OPTION EXERCISES AND HOLDINGS

The following table provides information on shares underlying options exercisable at the end of 1999 and options exercised during 1999 for the Named Executive Officers.

             AGGREGATED OPTION EXERCISES AND YEAR-END VALUE FOR 1999

--------------------------------------------------------------------------------


                                                     SECURITIES UNDERLYING              VALUE OF UNEXERCISED IN-THE-
                                                     UNEXERCISED OPTIONS HELD AT        MONEY OPTIONS HELD AT FISCAL
                                                     FISCAL YEAR-END                             YEAR-END1
---------------------------------------------------------------------------------------------------------------
                        SHARES
                        ACQUIRED ON    VALUE
NAME                    EXERCISE       REALIZED(1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
J. Douglas Cheatham     0              0           0             2,500            $0            $0
William B. Skoglund     0              0           16,967        16,033           $67,243       $0
George Starmann III     0              0           15,500        11,300           $62,107       $0
---------------------------------------------------------------------------------------------------------------


1 Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on December 31, 1999 multiplied by the applicable number of shares.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of Old Second has furnished the following report on executive compensation.

The Corporation's executive officers are also executive officers of Old Second and are compensated by Old Second and not the Corporation. Accordingly, their compensation is determined and approved by the Compensation Committee and Board of Directors of Old Second. The members of the Compensation Committee and Board of Directors of Old Second are directors of both the Corporation and Old Second. The members of the Compensation Committee during 1999 were Messrs. Alexander, Fagel, McCarter and Meyer. Although the executive officers are compensated by Old Second and their compensation is determined by the Compensation Committee of Old Second their scope of authority for management of the Corporation, as well as of Old Second, is an important consideration by the Committee when establishing compensation.

                 COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES

The Corporation's mission is to maximize stockholder value over the long term. To accomplish this mission, the Corporation has developed a comprehensive business strategy that emphasizes superior financial products and customer services. The Corporation believes its executive compensation program should motivate its executives to both individually and collectively take actions that support the attainment of this mission.

The program of executive compensation is intended to reflect the following stated executive compensation policies:

* The program of executive compensation should strengthen the relationship between pay and performance by providing compensation that is dependent upon the level of success in meeting specified corporate goals.

* Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Corporation depends.

* Each program element should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities should allow the Corporation to maintain a stable, successful management team.

Competitive market data is provided by an independent compensation consultant. The data provided compares Old Second's compensation practices to banking institutions with similar asset size and employment levels.

The competitive market data used for compensation purposes differs from the companies that comprise the Custom Peer Group in the Performance Graph included in this proxy statement. The Compensation Committee believes that the Corporation's most direct competitors for executive talent reflects a broader group of companies than those included in the Custom Peer Group established for comparing shareholder returns.

                       ELEMENTS OF EXECUTIVE COMPENSATION

                               (a) BASE SALARIES

Annually, the Compensation Committee reviews each executive's base salary. It is the Corporation's philosophy that base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team. The Compensation Committee of Old Second targets base salaries at market levels, though compensation may be adjusted above or below the median based on company performance. Initially, base salaries are determined by evaluating an executive's level of responsibility, prior experience, education, breadth of knowledge, internal performance objectives, and competitive compensation programs for senior executives at comparable banks.

Adjustments to base salaries are driven primarily by corporate performance measured primarily in terms of earnings per share, return on equity and assets, and enhancement of book value per share. When measuring individual performance, the Compensation Committee considers the executive's efforts in achieving established financial and business objectives, managing and developing employees, and enhancing long-term relationships with customers.

Mr. Benson will continue as Chairman of the Board for the Corporation during fiscal 2000. In determining Mr. Benson's salary in 1999, the Compensation Committee considered Mr. Benson's continuing advisory role and his individual performance and contributions. Accordingly, Mr. Benson's base salary was increased by 7.5% from his 1998 base salary. As the President and Chief Executive Officer of the Corporation, Mr. Skoglund's salary increased by 11.63% to reflect a salary commensurate with his role and responsibilities. In determining Mr. Skoglund's salary in 1999, the Compensation Committee also considered Mr. Skoglund's individual performance and his long-term contributions to the success of the Corporation. Overall, salary increases for the other senior executives were at a rate comparable to the increases provided to similar executives at other banks, as shown by survey data.

                               (b) STOCK OPTIONS

To establish a link between compensation and management's performance in creating value for stockholders, top level management employees were granted stock options during 1999 pursuant to the Corporation's Long-Term Incentive Plan as approved by stockholders in 1994. To reinforce the Corporation's long-term perspective and to help retain valued executives, these options vest ratably over the three-year period following grant. Options are issued at the market value of Corporation Common Shares on the date of grant, thus providing reward only for future stock price appreciation. Future grants of option awards are expected to be reviewed on an annual basis.

Named Executive Officers received stock option grants comparable to the long-term incentive opportunity granted to individuals with the same or similar position at various banks of similar size. The grants are similar in size to the options that were granted in the previous fiscal year. The Compensation Committee has determined that the compensation opportunities should reflect overall corporate and individual achievement, as well as competitive compensation practices.

             (c) BENEFITS, QUALIFIED SERVICE PLANS, AND PERQUISITES

Benefits offered to key executives serve a different purpose than does base salary and other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits.

The Corporation offers eligible employees three tax-qualified retirement plans: a 401(k) savings plan, a profit sharing plan, and a pension plan. The pension plan targets a 50% pay replacement, integrated with the participant's social security benefits, at normal retirement age following a full career of service. The 401(k) savings program authorizes a maximum voluntary salary deferral of up to 10% (with a partial company match), subject to statutory limitations. The profit sharing arrangement provides an annual discretionary contribution to the retirement account of each employee based in part on the bank's profitability in a given year, and on each participant's annual compensation. Excluding employees of non-banking subsidiaries who participate in the 401(k) plan only, participation in these plans is likewise offered to the general employee population of full-time salaried and regular part-time employees. Benefits under these plans, taken as a whole, are competitive with comparable banks and bank holding companies.

              POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this tax code provision and has determined that it is unlikely to affect the deductibility of compensation paid to executive officers.

                                   CONCLUSION

The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of stockholders and the Corporation. The Compensation Committee believes these policies motivate executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit.

         COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF OLD SECOND

Mr. Walter Alexander
Mr. Gary McCarter
Mr. Marvin Fagel
Mr. William Meyer

                              EMPLOYMENT AGREEMENTS

Effective January 2, 1996, Mr. Benson retired as Chief Executive Officer of Old Second. However, during 1996, 1997, 1998, and 1999, Mr. Benson continued in his position as Chairman of the Board of the Corporation and retained the title of Chief Executive Officer of the Corporation until June 1998 when Mr. Skoglund was named President and Chief Executive Officer of the Corporation. As determined at the Board of Directors meeting on December 14, 1999, Mr. Benson will continue in his position as Chairman of the Board of the Corporation during fiscal 2000. As he has since 1996, Mr. Benson will continue to serve on the Board of Directors of the mortgage company, the various bank Boards of Directors in the holding company, various committees of the banks Board of Directors, will participate in exit interviews with regulatory examiners, and will be available to bank management as a consultant. In exchange for these and other services to be performed during fiscal 2000, Mr. Benson will receive a fee of $86,000.00.

On January 1, 1997, Messrs. Skoglund and Starmann entered into Compensation and Benefits Assurance Agreements (the "agreements") with the Corporation. The initial terms of the agreements were for one year, through December 31, 1997, but are automatically extended for successive one-year periods, unless earlier terminated by either the executive or the Corporation, in accordance with the applicable provisions thereof. The agreements provide for lump-sum payments of severance benefits in the amount of three times base salary for Mr. Skoglund and two times base salary for Mr. Starmann in the event of a "Change in Control" (as defined in the agreements) of the Corporation or Old Second and a qualifying termination includes an involuntary termination without cause or a constructive termination. Messrs. Skoglund and Starmann would also receive three and two years continuation, respectively, of welfare benefits, one year of outplacement services, accelerated vesting of stock options or other incentive awards, plus any additional payment necessary to make the executive whole for any excise taxes that may be imposed.

Mr. Cheatham, Chief Financial Officer of the Corporation, entered into a Benefit Assurance Agreement with the Corporation on May 17, 1999. The initial term of his Agreement is through December 31, 2000 but is automatically extended for successive one-year periods, unless earlier terminated by him or the Corporation in accordance with the terms of the agreement. This agreement provides for lump-sum severance benefits in the amount of two times base salary in the event of a "Change in Control" (as defined in the agreement) of the Corporation or Old Second and a qualifying termination includes an involuntary termination without cause or a constructive termination. He would receive two years continuation of welfare benefits, one year of outplacement services, accelerated vesting of stock options or other incentive awards, plus any additional payment necessary to make him whole for any excise tax that may be imposed. The agreement further provides for a one-time signing bonus in the amount of $25,000.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
            OLD SECOND BANCORP INC; S & P 500; AND CUSTOM PEER GROUP


         -----------------------------------------------------------------------------------------
         DATE                    OLD SECOND BANCORP       S&P 500        CUSTOM PEER GROUP
         -----------------------------------------------------------------------------------------
         December 1994           $100.00                  $100.00        $100.00
         December 1995           $115.13                  $137.45        $125.01
         December 1996           $133.19                  $168.93        $143.94
         December 1997           $206.12                  $225.21        $247.98
         December 1998           $179.09                  $289.43        $232.53
         December 1999           $176.15                  $350.26        $220.03


*Total return assumes reinvestment of dividends on a quarterly basis.

The above graph represents the five-year cumulative total stockholder return for the Corporation, the S&P 500 Composite Index, and the Custom Peer Group. The companies in the Custom Peer Group are: First Oakbrook Bancshares Inc.; Merchants Bancorp Inc.; Northern States Financial Corporation; and Princeton National Bancorp Inc.
                                  PENSION PLAN

Excluding employees of non-banking subsidiaries, all full-time salaried and regular part-time employees who have completed one year of service are eligible for participation in the Corporation's Pension Plan and the remuneration credited each participant includes all direct salaries and wages paid. Generally speaking, retirement benefits are based on final average monthly earnings during the highest five consecutive years of employment during the last ten years before retirement and integrates with a portion of the Primary Social Security Benefit payable to the participant. A participant receives monthly the amount calculated under the following formula: the monthly average of the 60 highest paid consecutive months out of the final ten years of employment times the sum of (i) 1-2/3% times the number of years of credited service up to a maximum of 30, and (ii) 1/2% times each year of credited service over 30 years; less one-half the Primary Social Security Benefit payable to the participant.

The following table illustrates the annual amount of retirement income available under both the Corporation's Pension Plan and SERP (after deducting 1/2 of the social security benefit, but without limiting the retirement benefits for the single plan defined benefit limit of Section 415(c), for the combined plan
Section 415 limits, and for the includable compensation limitation of Section 401(a)(17) of the Internal Revenue Code (the "Code")) from such plan for a person 65 years of age in specified average earnings and years of service classification. The SERP restores benefits lost under the Pension Plan due to the limits imposed under Sections 401(a)(17) and 415 of the Code. The objective of the SERP is to permit those employees who are affected by the limitations of Code Sections 401(a)(17) and 415 to receive the same benefit they would have received under the Pension Plan but for the limitations imposed by the Code.

In certain cases, a participant's actual benefit may be less than that provided below:


-------------------------------------------------------------------------------------------------------

                                                 YEARS OF SERVICE
COVERED                --------------------------------------------------------------------------------
COMPENSATION           15          20            25            30            35           40
-------------------------------------------------------------------------------------------------------
$ 15,000                $2,250      $3,000        $3,750        $4,500        $5,250       $6,000
$ 25,000                $3,750      $5,000        $6,250        $7,500        $8,750      $10,000
$ 35,000                $5,510      $7,347        $9,183       $11,020       $12,250      $14,000
$ 50,000                $8,663     $11,551       $14,438       $17,326       $18,576      $20,000
$ 75,000                $14,478     $19,304       $24,130       $28,956       $30,831      $32,706
$100,000                $20,701     $27,601       $34,502       $41,402       $43,902      $46,402
$125,000                $26,951     $35,935       $44,918       $53,902       $57,027      $60,152
$150,000                $33,201     $44,268       $55,335       $66,402       $70,152      $73,902
$175,000                $39,451     $52,601       $65,732       $78,902       $83,277      $87,652
$200,000                $45,701     $60,935       $76,168       $91,402       $96,402     $101,402
$225,000                $51,951     $69,268       $86,585      $103,902      $109,527     $115,152
$250,000                $58,201     $77,601       $97,002      $116,402      $122,652     $128,902
$275,000                $64,451     $85,935      $107,418      $128,902      $135,777     $142,652
$300,000                $70,701     $94,268      $117,835      $141,402      $148,902     $156,402


Covered compensation under the qualified and nonqualified pension formulas and the respective years of credited service as of December 31, 1999 for the executive officers named in the cash compensation table are as follows: William
B. Skoglund, $242,022 (27 years); George Starmann III, $204,681 (6 years); and
J. Douglas Cheatham, $118,750 (6-1/2 months).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors, director nominees, and executive officers of the Corporation and their associates were customers of, and had transactions with, the Corporation and its subsidiaries in the ordinary course of business during 1999. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loans, transactions in repurchase agreements and certificates of deposit, and depository relationships, in the opinion of management, were made on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the time for comparable transactions with other persons and in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features. The total debt for all affiliated individuals as named in the foregoing, including all loans, with The Old Second National Bank represents 18.59% of stockholders' equity as of December 31, 1999.

                                  PROPOSAL 2:

                             INDEPENDENT ACCOUNTANTS

Ernst & Young, L.L.P. ("Ernst & Young") has been selected by the Corporation to be the Corporation's independent accountants for the fiscal year ending December 31, 2000. The Board of Directors will propose the adoption of a resolution at the Annual Meeting ratifying and approving the selection of Ernst & Young. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to the appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL 2.

                             STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the Corporation's 2001 Annual Meeting of Stockholders and desires that the proposal be included in the Corporation's Proxy Statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and received at the Company's principal executive offices not later than October 25, 2000. As to any proposal that a stockholder intends to present to stockholders without inclusion in the Corporation's Proxy Statement for the Corporation's 2001 Annual Meeting of Stockholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Corporation receives notice of the matter to be proposed not later than January 28, 2001. Even if proper notice is received on or prior to January 28, 2001, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

                                     GENERAL

The cost of this proxy solicitation will be borne by the Corporation. Solicitation will be made primarily through the use of the mail, but officers, directors, or regular employees of the Corporation may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, the Corporation will reimburse brokerage houses and other custodians, nominees, or fiduciaries for their reasonable expense in forwarding proxies and proxy material to the beneficial owner of such shares.

As of the date of this Proxy Statement, management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

                                              By Order of the Board of Directors

                                                         /s/ James Benson
                                                        -----------------------
                                                         James Benson
                                                         Chairman

                                                         /s/ William Skoglund
                                                        -----------------------
                                                         William Skoglund
                                                         Chief Executive Officer
                                                         and President

Aurora, Illinois
March 14, 2000

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               ON APRIL 18, 2000
                            OLD SECOND BANCORP, INC.,
                                AURORA, ILLINOIS

The undersigned hereby appoints Jesse Maberry, Townsend Way Jr., and Philip C. Ruddy, or any one of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said Corporation to be held at the Corporation's premises at 37 South River Street, Aurora, Illinois on the 18th day of April, 2000, at 11:00 a.m., central time, and at any and all postponements or adjournments thereof:

Election of Directors.

|_| For all nominees listed         |_| Withhold Authority           |_| Abstain
    below (except as marked to          to vote for all nominees
    the contrary).                      listed below.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

           Gary McCarter (for a one-year term), D. Chet McKee (for a three-year term), Gerald Palmer (for a three-year term), James Carl Schmitz (for a three-year term)

(2) Ratification and approval of the selection of Ernst & Young, L.L.P. as the Corporation's independent accountants for the fiscal year ending December 31, 2000.

|_| FOR                             |_| AGAINST                     |_| ABSTAIN

(3) In their discretion on such other matters as may properly come before the meeting or at any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  THIS
PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED.  IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED FOR DIRECTORS AND FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG, L.L.P. AS INDEPENDENT ACCOUNTANTS.

Dated_______________       -----------------------------------------------------

                           -----------------------------------------------------
                           Stockholder's signature - please sign name exactly as imprinted below. (Do not print.) PLEASE INDICATE ANY CHANGE OF ADDRESS

NOTE: Executors, administrators, trustees, and other signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.
                   PLEASE DATE, SIGN, AND RETURN THIS PROXY.